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                           ACE*COMM CORPORATION
                               EXHIBIT 11.1
                     COMPUTATION OF EARNINGS PER SHARE
                   (In thousands, except per share data)

                                         Three Months Ended  Six Months Ended
                                             December 31,       December 31,
                                         ------------------  ----------------
                                           1996      1995      1996     1995
                                           ----      ----      ----     ----
Weighted average shares outstanding:
  Common Stock                             7,832     3,491     7,098    3,394
  Common stock equivalents                 1,140     2,301     1,001    2,322
                                          ------    ------    ------   ------
Weighted average common shares
  and eqivalents                           8,972     5,792     8,099    5,716
Net income                                $  624    $   94    $1,163   $  193
                                          ------    ------    ------   ------
                                          ------    ------    ------   ------
Net income per share                      $  .07    $  .02    $  .14   $  .03
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